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------                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                          ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Stanton          John             W.           VoiceStream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
------------------------------------------------------------------------------------------       X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
Western Wireless Corporation                      Number of Reporting        Month/Year          X  Officer           Other (specify
3650 131st Avenue SE, Ste. 400                    Person (Voluntary)          11/1999           ----              --- below)
--------------------------------------------                              -------------------   (give title below)
                  (Street)                                                5. If Amendment,      Chairman, Director and Chief
    Bellevue         WA             98006                                    Date of Original   Executive Officer
--------------------------------------------                                 (Month/Year)       ---------------------------------
    (City)        (State)           (Zip)                                    11/1999         7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
     USA                                                                                          X   Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                  11/19/1999   S             50,000      D      $96.125                             D
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Common Stock                  11/19/1999   S             30,000      D      $96.625                             D
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Common Stock                  11/19/1999   S             10,000      D      $96.5625                            D
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Common Stock                  11/19/1999   S             20,000      D      $96.3125                            D
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Common Stock                  11/19/1999   S             27,638      D      $96.000                             D
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Common Stock                  11/19/1999   S             40,000      D      $96.50                              D
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Common Stock                  11/19/1999   S             50,000      D      $96.00         3,030,136(1)         D
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Common Stock                              (2)                                              1,686,069            I     By PN
                                                                                                                      Cellular, Inc.
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Common Stock                  11/19/1999   M             10,000      A      $9.25                               I     By Spouse
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Common Stock                  11/19/1999   M             75,562      A      $6.011                              I     By Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 4 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     Underlying            of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title        Amount or
                                                                               Exer-   tion                    Number of
                                                                               cisable Date                    Shares
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Stock Option - Right to Buy    $9.25                                                   1/1/08   Common Stock
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Stock Option - Right to Buy    $9.25   11/19/1999    M                10,000   Immed.  1/1/08   Common Stock   10,000
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Stock Option - Right to Buy   $6.011   11/19/1999    M                75,562   Immed.  7/29/05  Common Stock   75,562
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Stock Option - Right to Buy   $5.153   11/19/1999    M                86,800   Immed.  12/31/04 Common Stock   86,800
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
     954                      D
--------------------------------------------------------------------------
       0                      I                         By spouse
--------------------------------------------------------------------------
       0                      I                         By spouse
--------------------------------------------------------------------------
       0                      I                         By spouse
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

1. 45,000 shares held by reporting person and 13,333 shares held by spouse, Theresa E. Gillespie, both pursuant to
   Restricted Stock Award.
2. Pursuant to a spin-off of VoiceStream Wireless Corporation ("VoiceStream") by Western Wireless Corporation ("Western Wireless")
   on May 3, 1999. Western Wireless distributed in its shareholders on a tax-free basis one share of VoiceStream common stock for each share of Western Wireless common stock owned at the time of the spin-off. No additional consideration was paid for such
   VoiceStream common stock.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               /S/ JOHN STANTON                 12/9/99
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date
Potential persons who are to respond to the collection of information                                                    Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7/96)
displays a currently valid OMB Number.


------                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     ------------------------------
FORM 4                                    WASHINGTON, D.C. 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Stanton           John               W.           VoiceStream Wireless Corporation (VSTR)        to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
Western Wireless Corporation                      Number of Reporting        Month/Year          X  Officer           Other (specify
3650 131st Avenue SE, Ste. 400                    Person (Voluntary)          11/1999           ----              --- below)
--------------------------------------------                              -------------------   (give title below)
                  (Street)                                                5. If Amendment,      Chairman, Director and Chief
Bellevue            WA             98006                                     Date of Original   Executive Officer
--------------------------------------------                                 (Month/Year)       ------------------------------------
    (City)        (State)           (Zip)                                     11/1999        7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                  11/19/1999    M            86,800    A        $5.153                              1     By spouse
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/19/1999    S           172,362    D        $96                   0             1     By spouse
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                               (2)                                            1,274,519             1     By Stanton
                                                                                                                      Communications
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                               (2)                                              164,437             1     By trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 3 of 4 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     Underlying            of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                        /s/ JOHN STANTON                 12/9/99
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7/96)
displays a currently valid OMB Number.

                                                            Page 4 of 4
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